Exhibit 2(b)

                             SUPPLEMENTAL AGREEMENT

      THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made as of July 20, 2004, among OAK HILL FINANCIAL, INC., an Ohio corporation ("Oak Hill Financial"), OAK HILL BANKS, a banking corporation chartered under the law of Ohio ("Oak Hill Banks"), and THE RIPLEY NATIONAL BANK, a national bank association chartered under the law of the United States ("Ripley National").

                                    RECITALS

      A. Oak Hill Financial, Inc. is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Oak Hill Banks is a wholly owned subsidiary of Oak Hill Financial.

      B. Ripley National is a national bank association chartered under the law of the United States.

      C. Concurrently with the execution and delivery of this Agreement, Ripley National and Oak Hill Banks are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Oak Hill Banks into Ripley National in accordance with the terms and conditions contained in the Merger Agreement and in this Agreement (the "Merger").

      D. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, and covenants made by each party as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger and to set forth certain additional terms and conditions applicable to the Merger.

                                    AGREEMENT

      In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS

      1.01 Definitions Contained Elsewhere in this Agreement. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the preamble and Recitals of this Agreement:

            (a) this "Agreement";

            (b) "Ripley National";

            (c) "Oak Hill Banks";

            (d) "Oak Hill Financial";

            (e) the "Merger"; and

            (f) the "Merger Agreement".

      1.02 Definitions Contained in the Merger Agreement. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the Merger Agreement:

            (a) the "Effective Date";

            (b) the "Effective Time";

            (c) the "Dissenters' Rights Law";

            (d) "Ripley National Common";

            (e) "Ripley Preferred"; and

            (f) "Dissenting Share."

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      1.03 Other Definitions. For the purposes of this Agreement, certain other terms shall be defined as follows:

            (a) an "Acquisition Proposal" means an inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to (i) the possible acquisition of more than 25 percent of the shares of the capital stock of Ripley National, including, but not limited to, an exchange or tender offer therefor, (ii) the possible acquisition of a majority of the assets of Ripley National, (iii) a merger or consolidation involving Ripley National, other than a transaction in which Ripley National will be the owner of all of the stock of the surviving corporation following the transaction, or (iv) a merger or consolidation involving Ripley National, other than a transaction in which Ripley National will be the surviving corporation and the current shareholders of Ripley National will be the owners of a majority of the stock of the surviving corporation following the transaction;

            (b) an "Affiliate" of a party means a director, officer, employee, agent, or adviser of such party;

            (c) "BIF" means the Bank Insurance Fund of the FDIC;

            (d) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

            (e) the "Code" means the Internal Revenue Code of 1986;

            (f) the "Financial Statements" mean the consolidated financial statements of Ripley National, consisting of a balance sheet as of June 30, 2004, and statements of income, cash flows, and changes in stockholders' equity for the six-month period beginning January 1, 2004, and ending June 30, 2004, prepared in accordance with generally accepted accounting standards consistently applied in the United States by a certified public accountant holding a valid permit to practice accounting in Ohio;

            (g) "Confidential Information" of or relating to a party means any and all information received from or on behalf of such party or their Affiliates concerning the Merger, the terms of this Agreement or the Merger Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

            (h) "CRA" means the Community Reinvestment Act of 1977, as amended;

            (i) the "Division of Financial Institutions " means the Division of Financial Institutions, Ohio Department of Commerce;

            (j) "Employee Benefit Plans" means any and all "employee benefit plans" or "welfare benefit plans" as defined in ERISA;

            (k) "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial, or other statute, law, ordinance, or regulation which may relate to or deal with human health or the environment, all as may be amended from time to time;

            (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

            (m) "FDIC" means the Federal Deposit Insurance Corporation;

            (n) the "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or its delegate;

            (o) "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder; (ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any other substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law;

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            (p) "Knowledge" as used herein shall mean those facts that are known or should reasonably have been known after due inquiry by the President, or any Senior or Executive Vice President of any party hereto;

            (q) "Litigation Reserve" means the fund established pursuant to
Section 8.10 hereof.

            (r) "Oak Hill Financial's Reimbursed Expenses" means certain expenses to be reimbursed to Oak Hill Financial by reducing the Merger proceeds as provided in this Agreement and in the Merger Agreement.

            (s) "OCC" means the Office of the Comptroller of the Currency;

            (t) a "Principal Shareholder" of a party means a person who owns five percent or more of the outstanding shares of any class of the capital stock of such party;

            (u) the "Real Property" means any and all real property owned or leased by Ripley National, as appropriate, as of the date of this Agreement or acquired at any time after the date of this Agreement and prior to the Effective Time, together with any and all improvements thereon;

            (v) the "Ripley Disclosure Memoranda" means those memoranda delivered to representatives of Oak Hill Financial as of the date of this Agreement as the same has been amended and supplemented in writings delivered to Oak Hill Financial through the date of this Agreement, and as the same may subsequently be amended prior to the Effective Date;

            (w) the "SEC" means the Securities and Exchange Commission;

            (x) "Starting Date" shall mean the date of this Agreement; and

            (y) an "Unsolicited Acquisition Proposal" means a written Acquisition Proposal that is received by Ripley National or made public by or on behalf of the proponent of such Acquisition Proposal without any solicitation of such proposal by any director, officer, Principal Shareholder, employee, agent, or other person acting on behalf of Ripley National.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF RIPLEY NATIONAL

      Ripley National represents and warrants to Oak Hill Financial and Oak Hill Banks that, except as set forth in the Ripley Disclosure Memoranda:

      2.01 Organization and Authority. Ripley National is a national bank association duly organized, validly existing, and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and, subject to the approval of its shareholders, and to the filing of all requisite regulatory applications and notices and the receipt of all requisite regulatory approvals, to enter into and carry out its obligations under this Agreement and under the Merger Agreement.

      2.02 Capitalization. The authorized capital stock of Ripley National consists of 10,000 shares of Ripley National Common, of which 10,000 shares were issued and outstanding as of the date of this Agreement and 20,500 shares of Ripley National Preferred, of which 20,500 shares were issued and outstanding as of the date of this Agreement. All of the outstanding shares of Ripley National Common and Ripley National Preferred are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. There are no existing options, warrants, or commitments of any kind which might require the issuance by Ripley National of any additional shares of Ripley National Common, Ripley National Preferred or other equity securities of Ripley National.

      2.03 Subsidiaries. The Ripley Disclosure Memoranda lists all corporations in which Ripley National owns, directly or indirectly, five percent or more of any class of capital stock as of the date of this Agreement, and indicates, with respect to the equity securities of each such corporation as of such date, the number of shares of each class authorized, the number of shares outstanding, and the number of shares owned or controlled directly or indirectly by Ripley National, Ripley National does not own, directly or indirectly, more than fifty percent (50%) of the capital stock of any other corporation. There are no options, contracts, commitments, understandings, or arrangements by which Ripley National is bound to issue additional shares of its equity securities. Ripley National is a national banking association and its deposits are insured up to the applicable limits by the BIF.

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      2.04 Directors, Officers, and Principal Shareholders. The Ripley
Disclosure Memoranda contains a true and complete list of all directors, executive officers, and Principal Shareholders of Ripley National.

      2.05 Authorization. The execution, delivery, and performance of this Agreement and the Merger Agreement by Ripley National, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of Ripley National, subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Ripley National; and subject to applicable regulatory approvals and expiration of waiting periods, if any.

      2.06 Absence of Defaults. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Ripley National with any provisions hereof or thereof will conflict with or result in a breach of any provisions of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Ripley National or result in a material breach or termination of, or accelerate the performance required by, any note, bond, mortgage, lease, agreement, or other instrument to which Ripley National is a party or by which Ripley National may be bound.

      2.07 Financial Statements. Ripley National has delivered its Financial Statements to Oak Hill Financial. The Financial Statements fairly present the financial position, results of operations, and cash flows of Ripley National at the dates shown and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Ripley National which are required in conformity with generally accepted accounting principles to be reflected or disclosed in the Financial Statements which have not been or will not be so reflected or disclosed.

      2.08 Title to Properties.

            (a) The Ripley Disclosure Memoranda sets forth a complete and correct list of all of the Real Property. Ripley National has good and marketable title to all of the Real Property listed as owned by it in the Ripley Disclosure Memoranda and valid leasehold interests in all of the Real Property listed as leased by it in the Ripley Disclosure Memoranda, free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The Real Property and the present use thereof by Ripley National do not violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants. To the knowledge of Ripley National, after reasonable investigation, (i) the Real Property and the use thereof by Ripley National do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Real Property.

            (b) Complete and correct copies of all deeds and leases relating to the Real Property are included in the Ripley Disclosure Memoranda.

            (c) Each item of the personal property owned by Ripley National, including without limitation all contractual rights and assets reflected in the Financial Statements or acquired after June 30, 2004 (except for assets sold or otherwise disposed of in the ordinary course of business since such date or assets which, either individually or in the aggregate, are not material to the operations or financial condition of Ripley National), is owned by Ripley National, free and clear of any lien or encumbrance, except for portions of the investment portfolio pledged for public deposits.

      2.09 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against on the Financial Statements, Ripley National has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Ripley National.

      2.10 Absence of Certain Changes. Since June 30, 2004, without the consent of Oak Hill Financial or except as otherwise shown on the Ripley Disclosure Memoranda Ripley National has not:

            (a) made or permitted to be made any changes in its capital or corporate structure, certificate or articles of incorporation, regulations, bylaws, or other charter documents;

            (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with either of them; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

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            (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

            (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving Ripley National with respect to the capital stock or other securities), other than in the ordinary course of business;

            (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the contracts and commitments referred to in Section 2.18 hereof;

            (f) issued as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the ordinary course of business;

            (g) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

            (h) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, other than in the ordinary course of business;

            (i) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

            (j) entered into any lease of real or personal property, other than in the ordinary course of business;

            (k) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders, except as contemplated in this Agreement or in the Merger Agreement;

            (l) increased the wages, salaries, compensation, pension or other fringe benefits, or perquisites payable to any executive officer in effect as of June 30, 2004, or granted any severance or termination pay, or entered into any contract to make or grant any severance or termination pay, or entered into any employment or consulting contract which is not terminable by Ripley National, without cause and without penalty, upon notice of 30 days or less;

            (m) made any loans or loan commitments, other than in the ordinary course of business, to any director, officer, or Principal Shareholder (or any person or business entity controlled by or affiliated with such director, officer, or Principal Shareholder);

            (n) modified, altered, amended, terminated, or withdrawn from participation in any Employee Benefit Plan or any other plan or benefit provided to one or more employees, or paid or distributed any sum from any such plan except to participants in the ordinary course of the operation of the plan, or made any payment or contribution to any such plan except as required by the terms of such plan or consistent with past practices;

            (o) entered into any transaction involving the expenditure of more than $50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in
Section 2.18 hereof;

            (p) adopted any change in any accounting policy or method;

            (q) revalued any asset or adjusted any reserve other than in the ordinary course of business;

            (r) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on June 30, 2004;

            (s) suffered any material adverse change in its business, financial condition, income, assets, or liabilities;

            (t) suffered any damage, destruction, or loss (whether or not covered by insurance) which has had a material adverse effect, in any case or in the aggregate, on its business, financial condition, operations, projects, properties, or assets;

            (u) suffered any strike, work stoppage, slow-down, or other labor disturbance; or

            (v) suffered any loss of employees or customers which has had a material adverse effect on its business, operations, or prospects.

      2.11 Taxes. Ripley National has filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Ripley National that have not been settled and paid. The federal income tax returns of Ripley National have not been examined by the Internal Revenue Service for any of the ten years preceding the date of this Agreement.

      2.12 Labor Matters. Ripley National is not a party to any collective bargaining or other union agreement with any of its employees, or is involved in any labor dispute.

      2.13 Litigation. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Ripley National, threatened against (i) Ripley National, (ii) the assets, business, or goodwill of Ripley National, or (iii) any director, officer, or Principal Shareholder of Ripley National, in relation to the business of Ripley National or any such person's capacity as a director, officer, or Principal Shareholder of Ripley National. Ripley National knows of no basis or grounds for any such action, suit, proceeding, claim, or investigation. Ripley National is not subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on the business or assets of Ripley National, except a consent order issued by the OCC on April 20, 2004 (the "Consent Order").

      2.14 Environmental Matters.

            (a) To the Knowledge of Ripley National, Ripley National is and has been at all times in substantial compliance with all applicable Environmental Laws and Ripley National has not engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Ripley National is a party are pending or, to the Knowledge of Ripley National, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Ripley National or (ii) in relation to any part of the Real Property and Ripley National has no Knowledge of any investigations or inquiries with respect to any such alleged violation. No claims have been made or, to the Knowledge of Ripley National, threatened at any time by any third party against Ripley National relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Ripley National, Ripley National has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Ripley National for the storage or disposal of Hazardous Substances nor to the Knowledge of Ripley National, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Ripley National, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Ripley National, Ripley National has no interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Ripley National is that of a lien holder or mortgagee, but including any property as to which title has been taken by Ripley National pursuant to mortgage foreclosure or similar proceeding and any property as to which Ripley National has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).

            (b) To the Knowledge of Ripley National, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

      2.15 Community Reinvestment Act Compliance. Ripley National is in compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and has received a CRA rating of satisfactory or better from the OCC. Ripley National knows of no fact or circumstance or set of facts or circumstances which would cause Ripley National to fail to comply with such provisions or to cause the CRA rating of Ripley National to fall below satisfactory, except as described in the Consent Order.

      2.16 Compliance with Laws. Ripley National holds all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit it to carry on its respective businesses as they are presently conducted. To the Knowledge of Ripley National, Ripley National has conducted its businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders, except as described in the Consent Order.

      2.17 Information Provided by Ripley National. None of the information supplied or to be supplied by Ripley National for inclusion in the application for approval, or any other document to be filed with the FDIC, the OCC, the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

      2.18 Material Contracts.

            (a) The Ripley Disclosure Memoranda contains a complete and correct list of all written or oral agreements, leases, and other obligations and commitments of the following types, to which either Ripley National is a party, by which Ripley National or any of its property is bound, or which has been authorized by Ripley National:

                  (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Ripley National;

                  (ii) partnership or joint venture agreements;

                  (iii) employment, bonus, compensation, severance, or consulting agreements;

                  (iv) collective bargaining agreements;

                  (v) Employee Benefit Plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

                  (vi) agreements or commitments for sale (other than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

                  (vii) agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

                  (viii) agreements or other documents creating liens or security interests relating to any real or personal property owned, rented, or leased by Ripley National and used in connection with the business of such entity;

                  (ix) leases of, commitments to lease, and other agreements relating to the lease or rental of, real or personal property by Ripley National and used in connection with the business of such entity;

                  (x) all policies of insurance and fidelity bonds of Ripley National;

                  (xi) all direct or indirect loans or guaranties of loans to any director, officer, or Principal Shareholder of Ripley National or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Shareholder or their spouses or children, have a significant (ten percent or more) interest; and

                  (xii) all other contracts and commitments not made in the ordinary course of business.

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            (b) To the Knowledge of Ripley, the Ripley Disclosure Memoranda
includes complete and correct copies of all written agreements, leases and commitments, except loan commitments less than $100,000, together with all amendments thereto and a complete and correct written description of all oral agreements.

            (c) As of and through the date of this Agreement: (i) each agreement, lease, and commitment of Ripley National is valid and subsisting and in full force and effect in all material respects; (ii) Ripley National has in all material respects performed all obligations required to be performed by it to date under such agreements, leases, and commitments; and (iii) no event or condition exists which constitutes or, after notice or lapse of time, would constitute, a material default on the part of Ripley National under any agreement, lease, or commitment.

      2.19 Employee Benefit Plans.

            (a) All Employee Benefit Plans maintained by Ripley National comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Ripley National has obtained favorable determination letters with respect to all such plans. As of the date hereof, Ripley National has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Ripley National aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Ripley National is not a defendant in any lawsuit or criminal action concerning such entity's conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the knowledge of Ripley National, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Ripley National is not required to contribute to an Employee Benefit Plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA.

            (b) The Ripley Disclosure Memoranda lists all Employee Benefit Plans and any and all other benefit plans or programs currently in effect for employees, former employees, and retired employees of Ripley National including, without limitation, those providing any form of medical, health, and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, and matching gifts for charitable contributions to educational or cultural institutions, whether or not subject to ERISA. The Ripley Disclosure Memoranda includes complete and correct copies of all such plans or programs, including each trust or other agreement under which any trustee or custodian holds funds or property of the plan and all current financial and actuarial reports, all current reporting and disclosure documents and filings, and currently effective Internal Revenue Service rulings or determination letters in respect thereof. If any of the Employee Benefit Plans listed in the Ripley Disclosure Memoranda has not been amended to comply with the Tax Reform Act of 1986 and subsequent legislation, Ripley National will also deliver to Oak Hill Financial and Oak Hill Banks information and documentation regarding such plan's operation during the remedial amendment period which is sufficient to enable Oak Hill Financial and Oak Hill Banks to amend such plans to comply with the Tax Reform Act of 1986 and subsequent legislation.

      2.20 Insurance Policies. The Ripley Disclosure Memoranda contains a complete and correct list of the insurance policies and fidelity bonds currently maintained by Ripley National. The Ripley Disclosure Memoranda includes complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto. All premiums due thereon have been paid and Ripley National has complied in all respects with the provisions of such policies and bonds. Ripley National has not failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion.

      2.21 Capital Requirements. Ripley National is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies, except as described in the Consent Order.

      2.22 Loan Loss Reserves. Since June 30, 2004, Ripley National has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Ripley National has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all material respects under requirements of GAAP to provide for reasonably anticipated losses on outstanding loans. Ripley National has no Knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

      2.23 Brokers; Certain Fees. Ripley National, nor any of its respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the Merger Agreement, or the transactions contemplated herein or therein.

      2.24 Material Facts. Neither this Agreement, the Merger Agreement, the Ripley Disclosure Memoranda, nor any list, schedule, or certificate furnished to Oak Hill Financial by or on behalf of Ripley National contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Oak Hill Financial or Oak Hill Banks.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF OAK HILL FINANCIAL AND OAK HILL
           BANKS

      Oak Hill Financial and Oak Hill Banks represent and warrant, as the case may be, to Ripley National that, except as set forth in the Oak Hill Disclosure
Memorandum:

      3.01 Organization and Authority of Oak Hill Financial. Oak Hill Financial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

      3.02 Organization and Authority of Oak Hill Banks. Oak Hill Banks is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement and the Merger Agreement.

      3.03 Authorization of Oak Hill Financial. The execution, delivery, and performance of this Agreement by Oak Hill Financial, and the consummation of the transactions contemplated hereby, have been duly approved by the Board of Directors of Oak Hill Financial.

      3.04 Authorization of Oak Hill Banks. The execution, delivery, and performance of this Agreement and the Merger Agreement by Oak Hill Banks, and the consummation of the transactions contemplated hereby and thereby, have been duly approved by the Board of Directors of Oak Hill Banks, and by Oak Hill Financial in its capacity as the sole shareholder of Oak Hill Banks.

      3.05 Material Facts. Neither this Agreement nor the Merger Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Ripley National.

SECTION 4. COVENANTS OF RIPLEY NATIONAL

      Ripley National covenants and agrees as follows:

      4.01 Applications for Charter Conversion. As soon as reasonably practicable after the execution of this Agreement, Ripley National shall prepare and file such applications with the Division of Financial Institutions, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals for conversion to a bank chartered in the State of Ohio and to immediately thereafter consummate a merger of Oak Hill Banks with and into Ripley National as an Ohio state chartered bank, and shall use its best efforts to secure such approvals.

      4.02 Applications for Regulatory Approvals. Ripley National will cooperate, and will cause its respective directors, officers, employees, agents, and advisers to cooperate, to the extent reasonably necessary, with

Oak Hill Financial and its advisers in connection with the preparation and filing of the applications for regulatory approvals described in Section 5.01 hereof.

      4.03 Shareholders' Meeting. As soon as practicable and Ripley National will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Ripley National will to the extent consistent with their fiduciary duty recommend to the shareholders that they vote their shares in favor of the Merger.

      4.04 Conduct of Business. From the date of this Agreement until the Effective Time, except as provided herein or as consented to by Oak Hill Financial in writing, Ripley National will conduct its respective operations only, and shall not take any action except, in the ordinary and usual course of business, and Ripley National will use its best efforts to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of their officers and employees, and to maintain existing relationships with other entities. Without limiting the generality of the foregoing, subject to the exceptions stated above, during such period, Ripley National will not except as provided herein:

            (a) enter into any agreement or commitment of the character referred to in subsections 2.18(a)(i) through (xii) hereof; or

            (b) take or permit to be taken any action of a character which is listed in subsections (a) through (q) of Section 2.10 hereof; provided, however, that, after prior consultation with Oak Hill Financial, Ripley National may take or permit such of those actions as may be required pursuant to any change in applicable accounting rules or standards, or by law or any applicable rules or regulations of any governmental authority; or

            (c) immediately prior to the Effective Date Ripley National agrees to conform its accounting measures to the accounting measures of Oak Hill Banks and Oak Hill Financial.

      4.05 Access to Information. Ripley National shall give representatives of Oak Hill Financial full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements, and commitments of Ripley National, provided that such access shall not unreasonably interfere with the operations of Ripley National, and shall furnish to representatives of Oak Hill Financial all such information concerning its and their affairs as Oak Hill Financial may reasonably request. It is expressly understood that no investigation by Oak Hill Financial or Oak Hill Banks pursuant to this Section
4.05 or otherwise shall affect any representation or warranty made herein.

      4.06 Press Releases. Ripley National shall consult in advance with Oak Hill Financial as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to the Merger Agreement, this Agreement, or the Merger, and shall not issue any such press release, written communication, or public disclosure without the prior written consent of Oak Hill Financial; provided, however, that nothing contained herein shall prohibit Ripley National from making any disclosure (after consultation with Oak Hill Financial and its legal counsel with respect thereto) which Ripley National's legal counsel deems necessary under applicable law.

      4.07 Best Efforts. Ripley National shall use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger, including such actions as Oak Hill Financial may reasonably request in writing.

      4.08 Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 11 hereof, Ripley National shall not (i) directly or indirectly, through any of its officers, directors, agents, or affiliates, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussions with respect to any Acquisition Proposal, or (ii) disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal; provided, however, that Ripley National shall be entitled to entertain, consider, and participate in negotiations and discussions regarding an Unsolicited Acquisition Proposal, and to disclose such information and provide such access in connection with such an Unsolicited Acquisition Proposal, to the extent that the Board of Directors of Ripley National determines in good faith, after consultation with legal counsel to Ripley National, that failure to so consider or participate in such negotiations or discussions would be inconsistent with the fiduciary obligations of the directors of Ripley National to the shareholders of Ripley National. Ripley National shall give Oak Hill Financial prompt notice of any such Acquisition Proposals.

      4.09 Advice of Changes. Between the date hereof and the Effective Date, Ripley National shall advise Oak Hill Financial promptly, in writing, of any fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement and any fact which, if existing or known on the date hereof, would have made any of the representations contained herein untrue. Prior to the Effective Date, Ripley National shall deliver to Oak Hill Financial a supplement to the Ripley Disclosure Memoranda, which shall contain a description of any and all such matters.

      4.10 Confidentiality. From and after the date of this Agreement, Ripley National shall, and shall cause its respective Affiliates to, treat all Confidential Information of Oak Hill Financial and Oak Hill Banks, as confidential, and Ripley National shall, and shall cause its respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Ripley National shall, and shall cause its respective Affiliates to, promptly return to Oak Hill Financial all documents and workpapers, and all copies thereof, containing any such Confidential Information of Oak Hill Financial or Oak Hill Banks. The covenants of Ripley National contained in this Section 4.10 are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated hereby.

SECTION 5. COVENANTS OF OAK HILL FINANCIAL AND OAK HILL BANKS

      Oak Hill Financial and Oak Hill Banks covenant and agree as follows:

      5.01 Applications for Regulatory Approvals. As soon as reasonably practicable after the execution of this Agreement, the parties shall prepare and file such applications with the OCC, the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the conversion of Ripley National and immediately thereafter the Merger, and shall use its best efforts to secure such approvals.

      5.02 Press Releases. Oak Hill Financial shall consult in advance with Ripley National as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to this Agreement, the Merger Agreement, or the Merger.

      5.03 Best Efforts. Oak Hill Financial will use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger.

      5.04 Confidentiality. From and after the date of this Agreement, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, treat all Confidential Information of Ripley National as confidential, and Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, promptly return to Ripley National all documents and workpapers, and all copies thereof, containing any such Confidential Information of Ripley National. The covenants of Oak Hill Financial and Oak Hill Banks contained in this Section 5.04 are of the essence and shall survive any termination of this Agreement, but shall terminate as of the closing of the transactions contemplated hereby.

      5.05 Indemnification of Directors and Officers. Oak Hill Banks acknowledges that, by operation of law, at the Effective Time, Oak Hill Banks will assume any and all legally enforceable obligations of Ripley National to indemnify and defend the directors and officers of Ripley National pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Ripley National had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons' status or services as directors and officers of Ripley National, whether by contractual right or by any provision of the articles of incorporation or code of regulations of Ripley National, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such claim shall continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Oak Hill Banks' obligations with respect to such indemnification over that to which Ripley National would have been subject had the Merger not been consummated. Oak Hill Banks agrees to use its reasonable best efforts to cover the former directors and officers of Ripley National with insurance policies for a period of three (3) years.

      5.06 Employee Benefit and Welfare Benefit Plans.

            (a) Oak Hill Financial and Oak Hill Banks agree to use their reasonable best efforts to coordinate the conversion of any pension Employee Benefit Plans, practices, or policies of Ripley National into similar plans of Oak Hill Financial, to the extent that such plans may exist, and to give credit to any and all employees of Ripley National who become employees of Oak Hill Banks following the consummation of the Merger for all service with Ripley National prior to the Effective Time for purposes of eligibility, vesting, and all other purposes for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Oak Hill Financial's pension Employee Benefit Plans.

            (b) Oak Hill Financial and Oak Hill Banks agree to use their reasonable best efforts, including when permitted by law the amendment of existing plans, to coordinate the maintenance of or conversion into similar plans of Oak Hill Financial and Oak Hill Banks of any welfare Employee Benefit Plan, practice, or policy of Ripley National, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Oak Hill Financial's or Oak Hill Banks' plans. Furthermore, the former officers and employees of Ripley National (and their spouses and dependents, if applicable) who are under a Ripley National plan on the Effective Date, may, upon the cessation of their participation in a Ripley National plan being maintained by Oak Hill Banks after the Effective Date, immediately participate in the corresponding benefit plan maintain by Oak Hill Banks without regard to pre-existing conditions or waiting periods to the extent then-permitted by law and the existing plans of Oak Hill Financial.

      5.07 Employees of Ripley National. After the Effective Date, Oak Hill Banks will review the current Ripley National employees for continued employment by Oak Hill Banks, subject to the existing employment practices and procedures of Oak Hill Banks.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

      The obligations of each of the parties hereto to consummate the Merger are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:

      6.01 Shareholder Approval. The Merger shall have been approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Ripley National Common.

      6.02 Charter Conversion. Ripley National shall have completed the charter conversion process and shall be a banking corporation chartered under the laws of Ohio.

      6.03 Regulatory Approvals. The Merger shall have been approved by the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Ripley National, Oak Hill Financial or Oak Hill Banks, either prior to or subsequent to, the proposed merger of Ripley National and Oak Hill Banks.

      6.04 Litigation. No suit, action, investigation by any governmental body, or legal or administrative proceeding shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated hereunder or under the Merger Agreement. For purposes hereof, advisory opinions or written requests for information which could be used in connection with such suit, investigation, or proceeding given by governmental agencies may be deemed to constitute such a threat, except for those requests for information issued in connection with the Consent Order.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF RIPLEY NATIONAL

      The obligations of Ripley National to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

      7.01 Representations and Warranties. The representations and warranties made by Oak Hill Financial herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Oak Hill Financial and Oak Hill Banks shall have performed in all material respects their obligations hereunder and under the Merger Agreement to be performed on or before the Closing Date; and an executive officer of Oak Hill Financial shall have executed and delivered to Ripley National a certificate or certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Ripley National shall reasonably request.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF OAK HILL FINANCIAL AND OAK
           HILL BANKS

      The obligations of Oak Hill Financial and Oak Hill Banks to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

      8.01 Regulatory Approval of the Subsidiary Merger. The Merger shall have been approved by the FDIC, the Federal Reserve Board, the Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Oak Hill Financial or Oak Hill Banks.

      8.02 Representations and Warranties. The representations and warranties made by Ripley National herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date; Ripley National shall have performed in all material respects its obligations hereunder and under the Merger Agreement to be performed on or before the Closing Date; and the chief executive officer and principal financial officer of Ripley National shall have executed and delivered to Oak Hill Financial certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Oak Hill Financial shall reasonably request.

      8.03 Material Adverse Change. Since June 30, 2004, there shall not have occurred any material adverse change in the consolidated results of operations, financial condition, properties, or business of Ripley National, other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iii) any matter or matters relating to Ripley National which have been disclosed in the Ripley Disclosure Memoranda as of the date of this Agreement.

      8.04 Title Insurance. For each parcel of the Real Property described in the Ripley Disclosure Memoranda as being owned by Ripley National or subject to a contract for purchase by Ripley National, and for each lease for any parcel of the Real Property described in the Ripley Disclosure Memoranda as being leased by Ripley National, Oak Hill Financial shall have obtained a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy or leasehold owner's title insurance policy, as appropriate, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Ripley National as of June 30, 2004. Each title insurance commitment shall show that marketable fee simple title to the owned premises or that valid leasehold title to the leased premises, as appropriate, is in the name of Ripley National, and that it is free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owner's policy committed for therein shall be an ALTA 1970 form, revised in 1984, and each leasehold owner's policy shall be an ALTA 1975 form, or other form acceptable to Oak Hill Financial and Oak Hill Banks.

      8.05 Survey. Oak Hill Financial or Oak Hill Banks shall have obtained current land surveys of those parcels of the Real Property described in the Ripley Disclosure Memoranda as being owned by Ripley National or subject to a contract for purchase by Ripley National. Each survey to be conducted and prepared by a duly licensed land surveyor, with such survey to be a duly certified ALTA/ACSM field survey, which confirm that the Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon, and that the Real Property is not located in any flood hazard area.

      8.06 Phase I. For each parcel of the Real Property described in the Ripley Disclosure Memoranda as being leased or owned by Ripley National, Oak Hill Financial or Oak Hill Banks shall have completed a "Phase I" environmental site assessment prepared by a licensed environmental engineering firm indicating that there is no evidence of contamination with Hazardous Substances or other violations of environmental Laws and concluding that no testing or additional investigations appears to be warranted.

      8.07 Consents and Approvals. Ripley National shall have obtained any and all consents or approvals that may be required under the terms of (i) any contract, agreement, lease, or other obligation or commitment, including, but not limited to, the types described in Section 2.18 hereof, to which either Ripley National is a party or by which either Ripley National or any of their property or assets is bound, or (ii) any license or permit of Ripley National, in order to avoid the occurrence of any breach or default which may result from the consummation of the Merger and which, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Oak Hill Financial, Oak Hill Banks or Ripley National. Oak Hill Financial shall have obtained permission to terminate all data processing contracts (including all ATM servicing agreements) of Ripley National for the payment of fees and expenses not greater than $50,000, or Oak Hill Financial shall be reimbursed as part of Oak Hill Financial's Reimbursed Expenses for the portion of the fees and expenses in excess of $50,000.

      8.08 Shareholders' Equity. The total shareholders' equity of Ripley National as of the end of the most recent calendar quarter preceding the Closing Date and as of the Closing Date shall not be less than the total shareholders' equity of Ripley National as of June 30, 2004, except for Ripley National' expenses relating to the Merger and accounting adjustments relating to the Merger and requested by Oak Hill Financial.

      8.09 Litigation. No claim, suit, action, investigation, legal or administrative proceeding shall have been brought or threatened which competes with, seeks to prevent or challenge, or which questions the validity or legality of, the transactions contemplated in this Agreement or in the Merger Agreement.

      8.10 Litigation Reserve. The parties shall have agreed upon the terms of an escrow to be established by the parties to hold $885,000 from the Merger Proceeds as a reserve against claims made in certain litigation and threatened litigation. The funds shall be escrowed in an account at Oak Hill Banks with an interest rate of 5 per cent per annum. The litigation and threatened litigation to be reserved against shall include only those claims by, and damage and expense awards in favor of, New Richmond National Bank, New Richmond, Ohio, arising from participation agreements executed prior to the Effective Date. Claims to be paid from the reserve shall include damage awards of every kind, such as, for example, actual and punitive damage awards, awards for the costs and legal expenses of a plaintiff and the costs and expenses of Ripley National or its successor in defending such litigation, including all other related expenses of defending such litigation, such as, for example, expert witness fees. The escrow shall end on the date of the final adjudication of any such litigation, including the running of any periods for discretionary appeals.

SECTION 9. CLOSING DATE

      Unless the parties otherwise agree, the closing of the transactions contemplated by this Agreement and the Merger Agreement ("Closing Date") shall be held at 11:00 a.m. at the offices of Porter, Wright, Morris & Arthur in Columbus, Ohio, on the last business day of the month in which the conditions specified in Sections 6.01, 6.02 and 6.03 hereof have been satisfied.

SECTION 10. AMENDMENT

      At any time prior to the Closing Date, the parties, subject to paragraph 14 of the Merger Agreement, may modify, amend, or supplement this Agreement by mutual agreement authorized by their respective boards of directors and evidenced by an instrument in writing executed and delivered by the parties hereto, whether before or after the shareholders of Ripley National has adopted this Agreement.

SECTION 11. TERMINATION

      11.01 Termination. This Agreement and the Merger Agreement shall terminate on December 31, 2004, unless a later date is agreed upon in writing by the parties, and may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

            (a) by the mutual consent, evidenced in writing, of the boards of directors of Oak Hill Financial, Oak Hill Banks, and Ripley National;

            (b) by the board of directors of Oak Hill Financial, by giving written notice thereof to Ripley National, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Oak Hill Financial and Oak Hill Banks has not been satisfied or waived; (ii) if Ripley National has not fully performed its obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Ripley National set forth herein are untrue or incorrect in any material respect; or

            (c) by the board of directors of Ripley National, by giving written notice thereof to Oak Hill Financial, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Ripley National has not been satisfied or waived; (ii) if Oak Hill Financial and Oak Hill Banks have not fully performed their obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Oak Hill Financial set forth herein are untrue or incorrect in any material respect.

      11.02 Survival of Certain Provisions upon Termination. Upon a termination of this Agreement as provided herein, this Agreement and the Merger Agreement shall become void and there shall be no further obligation or liability on the part of any party hereto or their respective shareholders, directors, or officers, except pursuant to Sections 4.10, 5.04, 11.03, and 12 hereof, which shall survive a termination of this Agreement in accordance with the express terms of such Sections.

      11.03 Termination Fee. During the term of this Agreement, if (i) an Unsolicited Acquisition Proposal is submitted to and approved by the shareholders of Ripley National at any time prior to the Effective Time, or (ii) an Unsolicited Acquisition Proposal is received by Ripley National or is made directly to the shareholders of Ripley National at any time prior to the holding of the meeting of the shareholders of Ripley National to be called pursuant to
Section 4.03 hereof, the board of directors of Ripley National fails to recommend to the shareholders of Ripley National approval of the Merger Agreement or this Agreement, withdraws such recommendation previously made to the shareholders of Ripley National, or fails to solicit proxies of shareholders of Ripley National to approve the Merger, and the Merger Agreement and this Agreement are subsequently rejected by the shareholders of Ripley National at such meeting, then, in either such event, Ripley National shall pay to Oak Hill Financial, within five business days after a termination of the Merger Agreement and this Agreement following such an event, a cancellation fee in the amount of $500,000, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, Ripley National shall have no further liability under this Agreement or the Merger Agreement. The obligations of Ripley National under this
Section 11.03 shall survive a termination of this Agreement, provided that, at the time of such termination, (1) an event described in Section 7.04 hereof has not occurred, and (2) Ripley National does not have the right to terminate this Agreement by virtue of a material breach of this Agreement or the Merger Agreement by Oak Hill Financial or Oak Hill Banks.

SECTION 12. EXPENSES

      Except as otherwise expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution, and consummation of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of agents, representatives, printers, and counsel employed by the parties hereto, and taxes, if any, shall be borne solely by the party which has or shall have incurred the same. The covenants of the parties contained in this Section 12 shall survive a termination of this Agreement for any reason.

SECTION 13. NOTICES

      All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile and confirmed by first-class, certified mail, postage prepaid, addressed as indicated below, or at such other address as such party may designate in writing to the other parties:

            (a)   If to Ripley National, to:

                  Ripley National Bank
                  Attention: Board of Directors
                  101 Main Street
                  Ripley, Ohio 45167

with a copy to:
                  Susan B. Zaunbrecher, Esq.
                  Dinsmore & Shohl LLP
                  1900 Chemed Center
                  255 East Fifth Street
                  Cincinnati, Ohio 45202

            (b)   If to Oak Hill Financial or Oak Hill Banks, to:

                  John D. Kidd
                  Chairman
                  Oak Hill Financial, Inc.
                  14621 State Route 93
                  Jackson, Ohio 45640
with a copy to:
                  H. Grant Stephenson, Esq.
                  Porter, Wright, Morris & Arthur
                  41 South High Street
                  Columbus, Ohio  43215

SECTION 14. GENERAL PROVISIONS

      14.01 Entire Agreement. This Agreement, together with the Merger Agreement and the documents referred to or incorporated herein or therein, reflect the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter, and no party shall be liable or bound to any other party in any manner by any representations, warranties, or covenants except as specifically set forth herein or therein.

      14.02 Waiver. At any time on or prior to the Effective Date, any party hereto may (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement and the Merger Agreement or in any document delivered pursuant hereto or thereto, or (ii) waive compliance by the other parties with any of the conditions, covenants, and agreements contained in this Agreement or the Merger Agreement.

      14.03 Assignment. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party.

      14.04 Benefit. Except as specifically provided herein, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

      14.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

      14.06 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

      14.07 Incorporation by Reference. The Merger Agreement, the Disclosure Memoranda, and all Exhibits attached hereto are hereby incorporated by reference herein.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                      OAK HILL FINANCIAL, INC.

                                      By:
                                         ---------------------------------------
                                          John D. Kidd, Chairman


                                      OAK HILL BANKS

                                      By:
                                         ---------------------------------------
                                          Scott J. Hinsch, Jr. President


                                      THE RIPLEY NATIONAL BANK

                                      By:
                                         ---------------------------------------
                                          William F. Martin, President